[ROPES & GRAY LETTERHEAD APPEARS HERE]


                                                     February 13, 2001




Liberty Floating
  Rate Fund
One Financial Center
Boston, Massachusetts  02111

         Re:      Liberty Floating Rate Fund

Ladies and Gentlemen:

         We are furnishing this opinion in connection with the proposed recission offer by Liberty Floating Rate Fund (the "Trust") with respect to up to 18,400,000 previously-issued shares of beneficial interest of the Trust (the "Shares"), the offer and sale of which has not previously been registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to the Trust's Registration Statement on Form N-2 to be filed today under the 1933 Act, as amended, and the Investment Company Act of 1940, as amended.

         We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date (the "Agreement and Declaration of Trust"), and the Trust's By-Laws. We have examined such other documents as we deem necessary for the purposes of this opinion.

         Our opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Massachusetts. The Declaration of Trust recites that the Trust is "a Trust made in the Commonwealth of Massachusetts and is to be governed by and construed and administered according to the laws of said Commonwealth." In determining whether Massachusetts law governs the operations of the Trust and the interpretation of the Declaration of Trust, a court might look to a number of factors, including the foregoing recitation and such other factors as whether the Declaration of Trust was executed in Massachusetts, whether the initial shareholder of the Trust was a resident of Massachusetts at the time of issuance of the initial shares of the Trust and whether the Trust has maintained an office in Massachusetts. You have informed us that the Declaration of Trust was executed in Illinois and that the initial shareholder of the Trust was not a resident of Massachusetts at the time of the issuance of the initial shares. It is therefore unclear whether a court would conclude that Massachusetts law governs the operations of the Trust and the interpretation of the Declaration of Trust. For purposes of the opinion expressed below, we have with your permission assumed (but we express no opinion to the effect) that Massachusetts law governs the operations of the Trust and the interpretation of the Declaration of Trust.

         Based on and subject to the foregoing, we are of the opinion that the issuance by the Trust of the Shares was duly authorized under Massachusetts law and that the Shares, upon the issuance thereof and the receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, were validly issued, fully paid and nonassessable by the Trust.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument certificate or undertaking issued by or on behalf of the Trust. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of shares of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement.

                                                     Very truly yours,


                                                      /s/ Ropes & Gray
                                                     Ropes & Gray